April13, 2016

Philippe Deschamps
President & CEO
Helius Medical Technologies
41 University Drive, Suite 400
Newtown PA 18940

Re:	Consultant Agreement ("Agreement")

Dear Phil,:

Helius Medical Technologies ("Company") and Mentel Media, Inc ("Lender") f/s/o Mentel Williams ("Artist") have agreed as follows:

1.     Services/Expenses: Company hereby engages Lender to furnish the non- exclusive services of Artist as a consultant subject to Artist's reasonable availability. Such services to be provided in the New York area unless mutually approved by the parties in which case Lender's/Artist's expenses to be paid by Company. Any other expenses of Lender/Artist are subject to pre-approval by Company. Services to include media interviews to promote the clinical trial registration to include but not limited to a satellite TV tour, as well as ongoing media/marketing strategy development for consumer launch, strategic partnership development and military meetings as needed.

2.     Term: The term ("Term") of this Agreement shall commence on April 15, 2016, and shall continue for twelve months, or until replaced by a spokesperson agreement with Lender, whichever comes first. Either party may terminate this Agreement upon thirty (30) days prior written notice.

3.     Fees: Lender shall be paid during the Term the sum of fifteen thousand ($15,000.00) per month payable on a monthly basis.

4.     Results and Proceeds: Company shall own all rights in and to the results and proceeds of Lender'sA! rtist's services hereunder as a "work made-for-hire." To the extent that such work or the results and proceeds thereof is not deemed a work made-for-hire, Lender/Artist irrevocably assign, transfer and convey to Company any such work and/or results and proceeds.

5.     Confidential Information: Lender/Artist acknowledge and understand that the confidential information of Company is valuable, special and unique to its business, that such business depends on such confidential information and that Company desires to protect such confidential information by keeping it confidential for its use and benefit. Based on the foregoing, Lender/Artist agree not to disclose either while rendering services on behalf of Company or at any time thereafter, to any person not then employed by the Company, or not then engaged to render services to Company, any confidential information obtained by Lender/Artist while rendering services for Company; and Lender/Artist agree that upon termination of this Agreement or at any other time that Company may request so, Lender/Artist shall promptly deliver to Company all such confidential materials.

6.     Independent Contractor: (a) Lende-r has the full right, power, authority and legal capacity to enter into and perform this Agreement without any consent from any other party; (b) Lender shall pay and report all income and other taxes applicable to Lender's services hereunder or any compensation therefor and Company shall have no obligation or liability for any such tax or reporting obligation; and (c) all works written, created, composed or delivered by Lender/Artist hereunder shall be wholly original with Lender/Artist, except only to the extent provided to Lender/Artist by Company for use by Lender/Artist hereunder, and shall not violate or infringe upon any rights of any other party of any kind whatsoever. All agreements, representations and warranties made by Lender in this Agreement shall survive the execution, delivery, performance and termination of this Agreement.

7.     Representations and Warranties; Indemnifications:

(a)     Each party hereby represents and warrants that it has the right to enter into this Agreement and to grant the rights herein. Further, Lender/Artist represents and warrants that all results and proceeds of Lender's/Artist's services ("Results and Proceeds") are and shall be original with Lender/Artist or in the public domain and, to the best of Lender'sA! rtist's knowledge, do not and shall not violate or infringe upon copyright, right of privacy or any other right of any person or entity.

(b)     To the fullest extent permitted by law, each party shall, at its own expense, defend, indemnify and hold harmless the other party (including in the case of Company, its parents, affiliates and subsidiaries and their successors and their respective officers, directors, employees and agents and licensees) from and against any and all allegations asserted in any third party claim, investigation, demand, suit, cause of action or proceeding (collectively "Claims") to the extent actually arising from or related to any of the following: (i) any breach of this Agreement by the indemnifying party; (ii) any failure by the indemnifying party to comply with any applicable law; (iii) any bodily injury or loss of property resulting from any act or omission of the indemnifying party to the extent not as a result of the act or failure to act of the indemnified party unless such act or failure to act constitutes negligence; (iv) the Results and Proceeds: (A) constitutes libel, slander, and/or defamation; (B) constitutes an infringement of any trademark (excluding Company supplied trademarks), copyright, or other intellectual property right of a third party; (C) constitutes piracy plagiarism, misappropriation of another's idea, confidential information, trade secrets, or unfair competition; (D) constitutes an invasion of rights of privacy of publicity; or (E) results in any claim, suit, or proceeding arising out of obligations under a union agreement relating to the production or use of any of the Results and Proceeds to the extent that such result from the indemnifying party's breach of the terms of this Agreement or otherwise are caused by the indemnifying party. In addition, (i) Lender/Artist shall, at it own expense indemnify and hold harmless Company for any loss, unauthorized disclosure or unauthorized use of confidential information by Lender/Artist or its employees and (ii) Company shall, at its own expense, defend, indemnify and hold harmless Lender/Artist from and against any and all Claims related to the development, production, distribution and/or exploitation of the Results and Proceeds and any element thereof excluding, however, Claims related to breaches by Lender/Artist of its representations and warranties herein.

8.     Miscellaneous:

(a)     This Agreement sets forth the entire agreement and understanding of the parties hereto, and, effective on the commencement of the Term hereof, supersedes all prior agreements, arrangements, and understandings.

{b)     This Agreement shall be governed and construed in accordance with the laws of the State of California.

(c)     In the event of a breach of any provision hereof by Company or its successors, licensees or assigns, Lender/Artist agree that their sole remedy shall be an action at law for money damages, if any, and in no event shall Lender/Artist seek or have the right to seek or obtain any injunctive or other equitable relief, or enjoin, interfere with or otherwise prohibit the development, production, exhibition, distribution, advertising and/or exploitation of the any rights granted to Company hereunder.

Very truly yours,

By: __”Melanie McLaughlin”___
Melanie McLaughlin, President

Montel Media, Inc.

___”Montel Williams”________
Montel Williams (“Artist"

AGREED TO AND ACCEPTED: Helius Medical Technologies, Inc.

By: ____”Phil Deschamps”____
Phil Deschamps, CEO